Exhibit (a)(61)

LEGG MASON PARTNERS EQUITY TRUST

Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust

(March 3, 2016)

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, have divided the Shares of the Trust in several Series of Shares of beneficial interests in the Trust (each, a “Series”);

WHEREAS, the Trustees have heretofore terminated certain Series so established and designated and/or have changed the names of certain Series so established and designated;

NOW THEREFORE, the following are the Series of the Trust, with certain changes listed below to be effective as of the closing of the combination between Permal Group Ltd. and EnTrust Capital (the “Combination”), each with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	ClearBridge Aggressive Growth Fund

2.	ClearBridge Appreciation Fund

3.	ClearBridge Dividend Strategy Fund

4.	ClearBridge Tactical Dividend Income Fund

5.	ClearBridge All Cap Value Fund

6.	QS Global Equity Fund (QS Batterymarch Global Equity Fund prior to April 1, 2016)

7.	ClearBridge International Value Fund

8.	ClearBridge Large Cap Value Fund

9.	ClearBridge Large Cap Growth Fund

10.	QS Growth Fund (QS Legg Mason Growth Fund prior to April 1, 2016)

11.	QS Moderate Growth Fund (QS Legg Mason Moderate Growth Fund prior to April 1, 2016)

12.	QS Conservative Growth Fund (QS Legg Mason Conservative Growth Fund prior to April 1, 2016)

13.	QS Defensive Growth Fund (QS Legg Mason Defensive Growth Fund prior to April 1, 2016)

14.	ClearBridge Mid Cap Fund

15.	QS S&P 500 Index Fund (QS Batterymarch S&P 500 Index Fund prior to April 1, 2016)

16.	ClearBridge Small Cap Growth Fund

17.	ClearBridge Small Cap Value Fund

18.	QS U.S. Large Cap Equity Fund (QS Batterymarch U.S. Large Cap Equity Fund prior to April 1, 2016)

19.	EnTrustPermal Alternative Core Fund (Permal Alternative Core Fund prior to the closing of the Combination)

20.	ClearBridge Mid Cap Growth Fund

21.	ClearBridge International Small Cap Fund

22.	QS Dynamic Multi-Strategy Fund (QS Legg Mason Dynamic Multi-Strategy Fund prior to April 1, 2016)

23.	ClearBridge Select Fund

24.	QS Global Dividend Fund (QS Batterymarch Global Dividend Fund prior to April 1, 2016)

25.	QS International Dividend Fund (QS Batterymarch International Dividend Fund prior to April 1, 2016)

26.	ClearBridge Energy MLP & Infrastructure Fund

27.	EnTrustPermal Alternative Select Fund (Permal Alternative Select Fund prior to the closing of the Combination)

28.	ClearBridge Sustainability Leaders Fund

29.	ClearBridge Global Health Care Innovations Fund

1. Each Share of each Series shall have a par value of $0.00001 per Share and shall be entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time are described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended, to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to the Shares of each Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series or the Shares of such Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust or terminate any Series hereby designated.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.